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                                                                     EXHIBIT 5.1

                                October 5, 2000

Dynegy Inc.
1000 Louisiana, Suite 5800
Houston, Texas 77002

Ladies and Gentlemen:

        We have acted as counsel for Dynegy Inc., an Illinois corporation ("Dynegy"), in connection with the filing of a Registration Statement (the "Registration Statement") on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 202,198 shares of Class A Common Stock, no par value, of Dynegy (the "Shares"), to be issued in connection with the assumption of the Extant, Inc. Equity Compensation Plan (the "Plan"), pursuant to the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated August 25, 2000, by and among Dynegy, Dynegy Acquisition Corporation and Extant, Inc. ("Extant").

        We have solely examined originals, or copies certified or otherwise identified to our satisfaction, of the (a) Articles of Incorporation of Dynegy, as amended, (b) pertinent resolutions of the Board of Directors and committees thereof of Dynegy, and (c) certificates or letters of Dynegy and others for the purpose of this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. As to questions of fact material to this opinion, we have relied, to the extent we deemed such reliance appropriate, without investigation, on the certificates and letters referred to above.

        Based upon the foregoing, we are of the opinion that the Shares when issued in accordance with the Registration Statement and such resolutions will, upon such issuance, constitute legally issued, fully paid and nonassessable shares of Class A common stock, no par value, of Dynegy.

        In expressing the foregoing opinion, we relied wholly, without independent investigation, upon the opinion of even date herewith of special Illinois counsel to the Company. We are licensed to practice law in the State of Texas and are not admitted in the State of Illinois.

        The opinion and other matters in this letter are qualified in their entirety and subject to the following:

        i. The foregoing opinion is limited to the laws of the State of Illinois, in reliance upon the opinion of special Illinois counsel to the Company as aforesaid.

        ii. This letter and the matters addressed herein are as of the date hereof or such earlier date as is specified herein, as we undertake no, and hereby disclaim any, obligation
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to advise you of any change in any matter set forth herein, whether based on a change in the law, a change in any fact relating to Dynegy or any other person or entity, including governmental authorities (each such person or entity being a "Person"), or any other circumstance. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly set forth herein.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 filed in connection with the registration of the Shares. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

                                                Very truly yours,


                                                Vinson & Elkins L.L.P.